U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                       FAIRFAX FINANCIAL HOLDINGS LIMITED
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   (Last)                           (First)             (Middle)

                      95 Wellington Street West, Suite 800
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                                    (Street)

Toronto                         Ontario, Canada         M5J 2N7
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                     ZENITH NATIONAL INSURANCE CORP. (ZNT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                      N/A
________________________________________________________________________________
4.   Statement for Month/Year

                                 April 30, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                              6.
                                               4.                              5.             Owner-
                                               Securities Acquired (A) or      Amount of      ship
                                  3.           Disposed of (D)                 Securities     Form:     7.
                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                    2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                  Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security   Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock        04/19/00       P               150,000     A      $24.00     150,000      I         Held by Odyssey Reinsurance
                                                                                                        Corporation
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Common Stock                                                                      20,000      I         Held by The North River
                                                                                                        Insurance Company
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Common Stock                                                                   3,287,223      I         Held by TIG Insurance
                                                                                                        Company
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Common Stock                                                                   3,287,222      I         Held by United States Fire
                                                                                                        Insurance Company
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Common Stock                                                                      86,154      I         Held by Hamblin Watsa
                                                                                                        Investment Counsel Ltd.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

FAIRFAX FINANCIAL HOLDINGS LIMITED

/s/ Bradley P. Martin                                           May 4, 2000
---------------------------------------------            -----------------------
      *  Name:   Bradley P. Martin                                 Date
         Title:  Vice President

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            REPORTING PERSONS WHO ARE
                         BENEFICIAL OWNERS IN THE GROUP

                      (IN ADDITION TO THE DESIGNATED FILER,
                       FAIRFAX FINANCIAL HOLDINGS LIMITED)




 REPORTING PERSON          ADDRESS                    ISSUER (SYMBOL)          DATE OF EVENT      SIGNATURE OF REPORTING PERSON
 ----------------          -------                    ---------------          -------------      -----------------------------
                                                                                REQUIRING
                                                                                ---------
                                                                                STATEMENT
                                                                                ---------


ODYSSEY REINSURANCE     300 First Stamford Place    ZENITH NATIONAL              04/19/00       BY:       /s/ Donald Smith
CORPORATION             Stamford, Connecticut       INSURANCE CORP. ("ZNT")                     ---------------------------------
                        06902                                                                   NAME:   Donald Smith
                                                                                                TITLE:  Vice President

THE NORTH RIVER         305 Madison Avenue          ZENITH NATIONAL              01/21/00       BY:       /s/ Dennis J. Hammer
INSURANCE COMPANY       P.O. Box 1943               INSURANCE CORP. ("ZNT")                     ---------------------------------
                        Morristown, New Jersey                                                  NAME:   Dennis J. Hammer
                        07960 - 1943                                                            TITLE:  Vice President

TIG INSURANCE COMPANY   5205 North O'Connor Blvd.   ZENITH NATIONAL              6/25/1999      BY:       /s/ Courtney Smith
                        Suite W-200                 INSURANCE CORP. ("ZNT")                     ---------------------------------
                        Irving, Texas                                                           NAME:   Courtney Smith
                        75039                                                                   TITLE:  President

UNITED STATES FIRE      305 Madison Avenue          ZENITH NATIONAL              6/25/1999      BY:       /s/ Dennis J. Hammer
INSURANCE COMPANY       P.O. Box 1943               INSURANCE CORP. ("ZNT")                     ---------------------------------
                        Morristown, New Jersey                                                  NAME:   Dennis J. Hammer
                        07960 - 1943                                                            TITLE:  Vice President

HAMBLIN WATSA           95 Wellington Street West   ZENITH NATIONAL              6/25/1999      BY:       /s/ V. Prem Watsa
INVESTMENT COUNSEL      Suite 800                   INSURANCE CORP. ("ZNT")                     ---------------------------------
LTD.                    Toronto, Ontario, Canada                                                NAME:   V. Prem Watsa
                        M5J 2N7                                                                 TITLE:  Vice President

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